Exhibit 99.1

iBasis Reports Net Income and Positive Cash Flow for First Quarter 2005; Record Revenue, Margin, and Traffic Volume in both Trading and Retail
         Businesses Drive Company's Crossover to Profitability

    BURLINGTON, Mass.--(BUSINESS WIRE)--May 4, 2005--iBasis, Inc. (OTCBB:IBAS), a leader in international long distance, VoIP, and prepaid calling cards, today announced results for the first quarter ended March 31, 2005.
    First quarter revenue was $88.7 million, compared to revenue of $57.0 million in the first quarter of 2004. Net income for the first quarter 2005 was $0.2 million, or $0.00 per share compared to first quarter 2004 net loss of $9.3 million, or $(0.21) per share. The Q1 2004 net loss included a $5.0 million impairment charge related to a minority equity investment in a non-public entity made in 2000.

    Highlights of the first quarter include:

    --  Achieved net income for the quarter;

    --  Generated positive cash flow of $2.8 million;

    --  Achieved seventh consecutive quarter of revenue growth;

    --  Increased revenue 56% over Q1 2004 and 18% over Q4 2004; and

    -- Carried approximately 1.8 billion minutes for the quarter, a 72% increase over Q1 2004 and 17% over Q4 2004.

    "We reached a tremendous milestone in becoming profitable and generating positive cash flow in Q1," said Ofer Gneezy, president and CEO of iBasis. "We are leveraging our global VoIP network and back office systems to generate growth in both our wholesale trading business and in our retail prepaid calling business. Today, both of these growth engines are firing on all cylinders.
    "The response from customers and prospects to our recently launched DirectVoIP(TM) Broadband and PremiumCertified(TM) products has been very strong in the most vibrant growth areas of the international wholesale trading business today. Leading voice over broadband and mobile providers like Skype and China Mobile are taking advantage of these capabilities respectively to reinforce their businesses. In combination, our new products enable us to provide a compelling and comprehensive solution for consumer VoIP providers. In addition, the superior quality of the PremiumCertified international routing product is a powerful asset in growing our retail traffic from new and existing trading customers and from our own retail prepaid services, including our web-based Pingo(TM) offering.
    "We are also very pleased with the strong improvement in gross margin percent in our retail business, which we expanded to 15%, up from 11% in Q4 2004. Enhancements we made to our systems, processes and organization to strengthen our calling card lifecycle management are producing the desired results.
    "We exited the first quarter with confidence in our ability to execute our business plan, to sustain our growth, and to meet our financial goals. We have the network infrastructure, the customer base, the products, and more than $41 million in cash, and the industry trends favor our continued growth."

Quarterly Results of Trading and Retail Businesses

  ($ in millions)        Trading         Retail         Total
-------------------------------------------------------------------
Revenue                   $70.8          $17.9          $88.7
-------------------------------------------------------------------
Gross Margin(a)           $9.7            $2.7          $12.4
-------------------------------------------------------------------
Gross Margin %            13.7%           15.0%          14.0%

(a) Net revenue less Data Communications and Telecommunications costs.

    Key Indicators

    Minutes of use on The iBasis Network(TM) in the first quarter rose to 1.8 billion minutes, a 72% increase over the 1.0 billion minutes carried in the first quarter 2004, and a 17% sequential increase over the 1.5 billion minutes in the fourth quarter of 2004. Average revenue per minute was 5.0 cents per minute in the first quarter of 2005, unchanged from Q4 2004. Average revenue per minute is based on our reported net revenue divided by the minutes of traffic for the applicable period.
    iBasis ended the first quarter of 2005 with $41.6 million in cash and short-term investments compared to $38.8 million at the end of the fourth quarter 2004. The total increase in cash and short-term investments during the quarter was $2.8 million. This included cash provided by operations of $4.2 million, less cash for capital expenditures of $1.0 million and less cash from financing of $0.4 million. Cash used in financing consisted of $0.9 million for the redemption of the remaining 5.75% Convertible Subordinated Notes and $0.4 million in capital lease payments offset by proceeds of $0.9 million from warrant exercises.

    Operational Milestones

    Overseas-originated calls accounted for 47% of revenue in the first quarter of 2005, compared to 43% in the fourth quarter 2004. iBasis ended the first quarter with 309 wholesale trading customers, up from 263 at the end of Q1 2004 and up from 290 at the end of the fourth quarter 2004.
    During the quarter the company announced two new products:
PremiumCertified international routing and DirectVoIP Broadband. PremiumCertified is designed for retail traffic and features more than 700 routes that have been certified by iBasis as meeting or exceeding the company's Retail Quality Index for stable call completion and quality. DirectVoIP Broadband provides fast and secure IP interconnections to The iBasis Network and meets the specific technical requirements of providers of consumer VoIP or voice over broadband services.

    Debt Redemption

    During the quarter the company redeemed the last of its original 5 3/4 percent Convertible Subordinated Notes due March 2005, which were issued in March 2000. Consistent with guidance the company issued on February 2, 2005, the company paid $895,000, plus accrued interest, to redeem the remaining outstanding notes. All of iBasis' outstanding bond debt is now convertible by holders at $1.85 per share.

    Guidance

    The following statements are forward-looking and actual results may differ materially due to factors noted below, among others. The information provided in this financial outlook is as of May 4, 2005, and supersedes all previous guidance.

    The Company believes that in 2005 it will:

    --  achieve 40 to 50% year-over-year revenue growth;

    --  achieve positive net income for the year; and

    --  be cash flow positive for 2005.

    Planned cash expenditures for 2005 include $7 to $8 million in capital investment and $4.8 million in bond interest payments, which would be reduced if the bonds are converted to equity.

    About iBasis

    Founded in 1996, iBasis (OTCBB: IBAS) is a leading wholesale carrier of international long distance telephone calls and a provider of retail prepaid calling services, including the Pingo(TM) web-based offering (www.pingo.com) and disposable calling cards, which are sold through major distributors and available at retail stores throughout the U.S. iBasis customers include many of the largest telecommunications carriers in the world, including AT&T, Cable & Wireless, China Mobile, China Unicom, MCI, Sprint, Skype, and Telefonica. iBasis carried approximately five billion minutes of international voice over IP (VoIP) traffic in 2004, and is one of the ten largest carriers of international voice traffic in the world(1). For three consecutive years service providers named iBasis the best international wholesale carrier in ATLANTIC-ACM's annual International Wholesale Carrier Report Card(2). iBasis was also ranked among the fastest-growing technology companies in New England in the 2002, 2003, and 2004 Technology Fast 50 programs sponsored by Deloitte & Touche. The Company can be reached at its worldwide headquarters in Burlington, Massachusetts, USA at 781-505-7500 or on the Internet at www.ibasis.com.

    Assured Quality Routing and iBasis are registered marks, Pingo, DirectVoIP, PremiumCertified, and The iBasis Network are trademarks of iBasis, Inc. Skype is a trademark of Skype Technologies S.A. All other trademarks are the property of their respective owners.

    Except for historical information, all of the expectations, projections and assumptions contained in the foregoing press release, including those relating to the company's current expectations regarding revenue growth, sources of revenue, margin improvement, profitability, future capital expenditures, and cash flows constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties. Important factors that could cause actual results to differ materially from such forward-looking statements include, but are not limited to, (i) the extent of adoption of the company's services and the timing and amount of revenue and margin generated by these services; (ii) fluctuations in the market for and pricing of these services; and (iii) the other considerations described as "Risk Factors" in the Company's most recent Forms 10-K and 10-Q, and the company's other SEC filings. We have no current intention to update any forward-looking statements.

    Use of Non-GAAP Financial Data

    The Company provides certain financial data in addition to providing financial results in accordance with GAAP. This data is not in accordance with, or an alternative to GAAP, and may be different from Non-GAAP financial data used by other companies. This Non-GAAP financial data includes average revenue per minute, which the Company believes provides useful information, to both its management and investors, about the Company's current performance.

    (1)Telegeography 2005 data compared with iBasis 2004 traffic volume.

    (2)ATLANTIC-ACM International Wholesale Carrier Report Card -
2002, 2003, & 2004.


                             iBasis, Inc.
                 Condensed Consolidated Balance Sheets
                            (In thousands)

                                              March 31,   December 31,
                                                2005          2004
                                            ------------ -------------
                                                   (Unaudited)
                  Assets

Cash, cash equivalents and short-term
 investments                                 $   41,595    $   38,825
Accounts receivable, net                         41,761        34,133
Prepaid expenses and other current assets         2,937         2,420
Property and equipment, net                      11,262        11,861
Deferred debt financing costs, net                  165           177
Other assets                                        284           360
                                            ------------ -------------

    Total assets                             $   98,004    $   87,776
                                            ============ =============

   Liabilities and Stockholders' Deficit

Accounts payable                             $   25,824    $   24,340
Accrued expenses                                 20,084        12,186
Deferred revenue                                  7,372         6,303
Current portion of long term debt                   655         1,775
Long term debt, net of current portion           65,594        65,933
Other long term liabilities                       1,061         1,132
                                            ------------ -------------

    Total liabilities                           120,590       111,669

Stockholders' deficit                           (22,586)      (23,893)
                                            ------------ -------------

    Total liabilities and stockholders'
     deficit                                 $   98,004    $   87,776
                                            ============ =============


                             iBasis, Inc.
                 Consolidated Statements of Operations
                 (In thousands, except per share data)


                                          Three Months Ended March 31,
                                          ----------------------------
                                                   2005        2004
                                              ------------ -----------

                                                      (Unaudited)
Net revenue                                      $ 88,672    $ 57,008

Cost and operating expenses:
     Data communications and
      telecommunications (excluding
      depreciation and amortization)               76,301      48,590
     Research and development                       3,132       3,538
     Selling and marketing                          2,727       2,001
     General and administrative                     3,546       2,953
     Depreciation and amortization                  1,720       3,524

                                              ------------ -----------
       Total costs and operating expenses          87,426      60,606
                                              ------------ -----------

Income (loss) from operations                       1,246      (3,598)

     Interest expense, net                         (1,036)       (725)
     Other expenses, net                              (20)        (19)
     Loss on long-term non-marketable
      security                                        ---      (5,000)
                                              ------------ -----------
                                              ------------ -----------
Net income (loss)                                $    190    $ (9,342)
                                              ============ ===========

Net income (loss) per share:
  Basic                                          $   0.00    $  (0.21)
  Diluted                                        $   0.00    $  (0.21)

Weighted average common shares outstanding:
  Basic                                            64,982      45,061
  Diluted                                          69,446      45,061

    CONTACT: Media:
             iBasis, Inc.
             Chris Ward, 781-505-7557
             cward@ibasis.net
             or
             Investors:
             iBasis, Inc.
             Richard Tennant, 781-505-7409
             ir@ibasis.net